Exhibit 5

STANDBY PURCHASE AGREEMENT

This STANDBY PURCHASE AGREEMENT (this “Agreement”) is made and entered into on December 17, 2013, by and among AO Partners, LLC, a Minnesota limited liability company (together with its permitted designees pursuant to Section 14 below, “AOP”), Farnam Street Capital, Inc., a Minnesota corporation (together with its permitted designees pursuant to Section 14 below, “FSP” and, together with AOP, each a “Standby Purchaser” and collectively the “Standby Purchasers”), and Pro-Dex, Inc., a Colorado corporation (the “Company”).

RECITALS

WHEREAS, the Company proposes to distribute, at no charge, to each holder of record of shares of common stock, no par value per share, of the Company (the “Common Stock”), on a record date (the “Record Date”) to be set by the Board of Directors (“Board”) of the Company, non-transferable rights (the “Rights”) to subscribe for and purchase additional shares of Common Stock (the “Rights Offering”);

WHEREAS, the Company desires to raise a total of $3,000,000 in connection with the Rights Offering;

WHEREAS, in connection with the Rights Offering, the Company’s shareholders of record as of the Record Date will receive a specified fractional number of “Rights” for each share of Common Stock held as of the Record Date (i.e., for each one (1) share of Common Stock held as of the Record Date, the shareholder will receive less than one (1) Right, with the actual fraction to be set by the Board based on the total amount to be raised by the Company in the Rights Offering, the Subscription Price (as defined below) and the total number of shares of Common Stock to be offered in connection with the Rights Offering);

WHEREAS, each whole Right, if and when issued, will entitle the holder thereof to purchase one share of Common Stock (the “Subscription Privilege”) at a specified discount (which discount will be determined by the Board prior to the launch of the Rights Offering) of the market price of the Common Stock as reported by the NASDAQ Capital Market on the latest practicable date prior to the launch of the Rights Offering (the “Subscription Price”);

WHEREAS, in order to facilitate the Rights Offering, the Company has offered to the Standby Purchasers the opportunity, and the Standby Purchasers have severally (and not jointly) agreed and committed, to purchase at a price per share equal to the Subscription Price (the “Purchase Price”), subject to the terms and conditions of this Agreement (including limitations on the total number of shares of Common Stock that may be issued under this Agreement), any and all shares of Common Stock that are not subscribed for pursuant to the Subscription Privilege in the Rights Offering (such shares, the “Unsubscribed Shares”, and such offering, the “Standby Offering”).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:

Section 1. Standby Purchase Commitment.

(a) Standby Purchase Commitment. If and to the extent there remain Unsubscribed Shares after the closing of the Rights Offering, the Standby Purchasers hereby severally (and not jointly) agree to purchase from the Company at the Purchase Price all such Unsubscribed Shares, up to the full amount of shares of Common Stock offered by the Company in the Rights Offering, with each Standby Purchaser agreeing to purchase fifty percent (50%) of such Unsubscribed Shares (as to each Standby Purchaser, the “Commitment Amount”). Each Standby Purchaser (i) acknowledges that its precise Commitment Amount is yet to be determined based on the Company’s pending determination of a Rights Offering amount and pricing within the range specified in the Recitals to this Agreement, and (ii) affirms its agreement to its respective Commitment Amount provided that it is within such range. For purposes of clarity, unless otherwise agreed by each Standby Purchaser and the Company in writing, (x) each Standby Purchaser agrees to purchase fifty percent (50%) of the aggregate Common Stock purchased under this Agreement and (y) each Standby Purchaser’s aggregate Commitment Amount shall not exceed $1,500,000.

(b) Determination and Allocation of Unsubscribed Shares. Reasonably promptly following the expiration of the Rights Offering, the Board will determine the number of Unsubscribed Shares. Reasonably promptly after the Board’s determination of the number of Unsubscribed Shares and consideration of the factors described in Section 1(e), the Company will notify each Standby Purchaser in writing of the amount of Common Stock to be purchased by it under this Agreement (as to each Standby Purchaser, the “Allocated Amount”), which amount shall, subject to Section 1(e), equal the Standby Purchaser’s Commitment Amount. Each Standby Purchaser acknowledges that its Allocated Amount is subject to reduction in accordance with Section 1(e) below.

(c) Closing. On the basis of the representations and warranties and subject to the terms and conditions herein set forth, the closing of the purchase and sale of each Standby Purchaser’s Allocated Amount of Common Stock (the “Closing”) shall take place at the offices of the Company at 11:00 a.m., Pacific time, on the third business day following the closing of the Rights Offering, or such other place, time or date as may be determined by the parties hereto (the “Closing Date”). At the Closing, the Company shall deliver or cause to be delivered to each Standby Purchaser one or more certificates (or evidence of book-entry records) representing the shares of Common Stock issued to such Standby Purchaser in respect of such Standby Purchaser’s Allocated Amount, and such Standby Purchaser shall deliver (or cause to be delivered) to the Company, in cash or other immediately available funds, the aggregate Purchase Price relating to such shares of Common Stock.

(d) Withdrawal and Termination. At any time prior to the Closing, the Company may in its sole discretion withdraw or terminate the Rights Offering or the Standby Offering. In the event that the Company withdraws or terminates the Rights Offering or the Standby Offering, the Company will return each Standby Purchaser’s payment of the Purchase Price, or portion thereof, if any, to the Standby Purchaser, without interest or other income, promptly thereafter.

(e) Limitation on Allocated Amount. In the event that the purchase of all of the Unsubscribed Shares by the Standby Purchasers could, as determined by the Board in its sole discretion, potentially result in a limitation on the Company’s ability to use net operating losses, tax credits and other tax attributes (collectively, “Tax Attributes”) under the Internal Revenue Code of 1986, as amended, and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce each Standby Purchaser’s Allocated Amount to such number of shares of Common Stock as the Board in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.

Section 2. Representations and Warranties of each Standby Purchaser. Each Standby Purchaser severally (and not jointly) represents and warrants to the Company as follows:

(a) Existence and Good Standing; Authority. Such Standby Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as now conducted.

(b) Authorization of Agreement; Enforceability. This Agreement has been duly and validly authorized, executed and delivered by such Standby Purchaser. This Agreement is valid, binding and enforceable against such Standby Purchaser in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principals.

(c) Accredited Investor. Such Standby Purchaser is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(d) Information; Knowledge of Business. Such Standby Purchaser (either alone or through its members and affiliates) is familiar with the business in which the Company is engaged. Such Standby Purchaser (either alone or through its members and affiliates) has knowledge and experience in financial and business matters, is familiar with investments of the type that it is undertaking to purchase under this Agreement, is fully aware of the risks involved in making an investment of this type, and is capable of evaluating the merits and risks of this investment. Such Standby Purchaser acknowledges that, prior to executing this Agreement, it (and each of its members, affiliates and representatives) has had the opportunity to ask questions of and receive answers or obtain additional information from the Company and its management concerning the financial and other affairs of the Company.

(e) Availability of Funds. Such Standby Purchaser has available sufficient funds to pay its full Commitment Amount.

(f) Investment Intent. Such Standby Purchaser is acquiring its shares of Common Stock under this Agreement for its own account, with the intention of holding such shares for investment and with no present intention of participating, directly or indirectly, in a distribution of such shares except pursuant to registration under, or an exemption from the registration requirements of, the Securities Act and applicable state securities laws.

(g) No Manipulation or Stabilization of Price. Such Standby Purchaser has not taken and will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise, stabilization or manipulation of the price of any security of the Company in order to facilitate the sale or resale of any securities of the Company, and such Standby Purchaser is not aware of any such action taken or to be taken by any person.

Section 3. Representations and Warranties of the Company. The Company represents and warrants to each Standby Purchaser as follows:

(a) Existence and Good Standing; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to carry on its business as now conducted.

(b) Authorization of Agreement; Enforceability. This Agreement has been duly and validly authorized, executed and delivered by the Company. This Agreement is valid, binding and enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principals.

(c) Due Authorization and Issuance of Shares. All of the shares of Common Stock to be issued pursuant to this Agreement will have been duly authorized for issuance prior to the Closing, and, when paid for, issued and distributed as set forth in this Agreement, will be validly issued, fully paid and non-assessable; and none of such shares of Common Stock will have been issued in violation of the preemptive rights of any security holders of the Company arising as a matter of law or under or pursuant to the Company’s Articles of Incorporation, as amended (“Articles of Incorporation”), the Company’s Bylaws, as amended (“Bylaws”), or any material agreement or instrument to which the Company is a party or by which it is bound.

(d) No Conflicts. The Company is not in violation of its Articles of Incorporation or Bylaws or in default under any agreement, indenture or instrument to which the Company is a party, the effect of which violation or default could reasonably be expected to have a material adverse effect on the Company’s execution, delivery and performance of this Agreement. The consummation of the transactions contemplated by this Agreement will not conflict with, constitute a breach of or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of the Company pursuant to, the terms of any agreement, indenture or instrument to which the Company is a party, which conflict, breach, default, lien, charge or encumbrance could reasonably be expected to have a material adverse effect on the Company’s execution, delivery and performance of this Agreement. Except as required by the Securities Act, the Exchange Act and applicable state securities laws, no consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the Company’s execution, delivery and performance of this Agreement.

Section 4. Conditions to Closing.

(a) Conditions to Both Parties’ Obligations. The obligations of the Company and each respective Standby Purchaser to consummate the transactions contemplated hereunder in connection with the Standby Offering are subject to the fulfillment, prior to or on the Closing Date, of the following conditions:

(i) the Rights Offering shall have been consummated in accordance with the terms and conditions described in the prospectus to be filed by the Company with the Securities and Exchange Commission (the “Commission”) in connection with the Rights Offering (the “Prospectus”); and

(ii) no judgment, injunction, decree, regulatory proceeding or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the Standby Offering or the transactions contemplated by this Agreement.

(b) Conditions to Company’s Obligations. The obligations of the Company to consummate the transactions contemplated hereunder in connection with the Standby Offering with respect to each Standby Purchaser are subject to the fulfillment (or waiver by the Company in writing), prior to or on the Closing Date, of the following conditions:

(i) the representations and warranties of such Standby Purchaser in Section 2 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made as of such date; and

(ii) such Standby Purchaser shall have performed all of its obligations hereunder.

(c) Conditions to each Standby Purchaser’s Obligations. The obligations of each respective Standby Purchaser to consummate the transactions contemplated hereunder in connection with the Standby Offering are subject to the fulfillment (or waiver by such Standby Purchaser in writing), prior to or on the Closing Date, of the following conditions:

(i) the representations and warranties of the Company in Section 3 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made as of such date; and

(ii) the Company shall have performed all of its obligations hereunder.

Section 5. Survival. The representations and warranties of the parties contained in this Agreement or in any certificate delivered hereunder shall survive the Closing hereunder.

Section 6. Covenants.

(a) SEC Filings. The Company agrees, as soon as reasonably practicable after the Company is advised or obtains knowledge thereof, to advise the Standby Purchaser with a confirmation in writing, of (i) the time when any amendment or supplement to the Prospectus has been filed, (ii) the issuance by the Commission of any stop order, or of the initiation or threatening of any proceeding, suspending the effectiveness of the Registration Statement relating to the Rights Offering (the “Registration Statement”) or any amendment thereto or any order preventing or suspending the use of any preliminary prospectus or the Prospectus or any amendment or supplement thereto, (iii) the issuance by any state securities commission of any notice of any proceedings for the suspension of the qualification of the shares of Common Stock issued in the Rights Offering for offering or sale in any jurisdiction or of the initiation, or the threatening, of any proceeding for such purpose, (iv) the receipt of any comments from the Commission directed toward the Registration Statement or any document incorporated therein by reference, and (v) any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information. The Company shall use its commercially reasonable efforts to prevent the issuance of any such order or the imposition of any such suspension and, if any such order is issued or suspension is imposed, to obtain the withdrawal thereof as promptly as possible.

(b) Information About Standby Purchaser. Each Standby Purchaser agrees to furnish to the Company all information with respect to such Standby Purchaser that may be necessary or appropriate and will cause any information furnished to the Company for the Prospectus by such Standby Purchaser not contain any untrue statement of material fact or omit to state a material fact required to be stated in the Prospectus or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) Public Announcements. Neither the Company nor any Standby Purchaser shall issue any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed, except if such public announcement, statement or other disclosure is required by applicable law or applicable stock market regulations, in which case the disclosing party shall consult in advance with respect to such disclosure with the other parties to the extent reasonably practicable.

(d) NASDAQ Listing. The Company shall use commercially reasonable efforts to cause the shares of Common Stock issued to each Standby Purchaser hereunder to be listed on the NASDAQ Capital Market.

Section 7. Termination.

(a) By Standby Purchaser. Each respective Standby Purchaser may terminate this Agreement (i) upon the occurrence of a suspension of trading in the Common Stock by the NASDAQ Capital Market, any suspension of payments with respect to banks in the United States or a declaration of war or national emergency in the United States, or (ii) if the Company materially breaches its obligations under this Agreement and such breach is not cured within five business days following written notice to the Company.

(b) By Company. The Company may terminate this Agreement (i) in the event the Company, in its reasonable judgment, determines that it is not in the best interests of the Company and its shareholders to proceed with the Rights Offering and/or the Standby Offering, (ii) if consummation of the Rights Offering and/or the Standby Offering is prohibited by applicable law, rules or regulations, or (iii) as to any particular Standby Purchaser, if such Standby Purchaser materially breaches its obligations under this Agreement and such breach is not cured within five business days following written notice to the Standby Purchaser.

(c) Other. Any of the parties hereto may terminate this Agreement if the transactions contemplated hereby are not consummated by March 31, 2014 through no fault of the terminating party. In addition, this Agreement shall terminate upon the parties’ mutual consent.

(d) Effect of Termination. The Company and the Standby Purchaser hereby agree that any termination of this Agreement pursuant to this Section 7 (other than termination by one party in the event of a breach of this Agreement by the other party or a misrepresentation of any of the statements made hereby by the other party), shall be without liability to the Company or the Standby Purchasers.

Section 8. Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered in person, (b) on the third (3rd) business day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (c) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

If to the Company:

Pro-Dex, Inc.
2361 McGaw Avenue
Irvine, California 92614
Attention: Chief Executive Officer
Fax: (866) 851-9339

With a copy (which shall not constitute notice to the Company) to:

Rutan & Tucker, LLP
611 Anton Boulevard
14th Floor
Costa Mesa, California 92626
Attention: Garett Sleichter
Fax: (714) 546-9035

If to a Standby Purchaser, as provided on the signature page hereto.

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 8.

Section 9. Entire Agreement. This Agreement constitutes the entire agreement and understanding between Standby Purchasers and the Company, and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 10. Indemnification. To the fullest extent permitted by law, each Standby Purchaser hereby agrees (severally, and not jointly) to indemnify and hold harmless the Company, its affiliates, and their respective directors, officers and authorized agents from and against any and all losses, claims, damages, expenses and liabilities relating to or arising out of any breach of any representation, warranty, covenant or undertaking made by or on behalf of such Standby Purchaser in this Agreement.

Section 11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado.

Section 12. Amendments. This Agreement may be modified or amended only with the written consent of the Company and all of the Standby Purchasers.

Section 13. Severability. If any provision of this Agreement shall be invalid under the applicable law of any jurisdiction, the remainder of this Agreement shall not be affected thereby.

Section 14. Permitted Designees. Each Standby Purchaser may designate to one or more of its affiliates the right to purchase all or a portion of the Common Stock purchasable by such Standby Purchaser hereunder; provided that each such designee is an “accredited investor” (as that term is defined in Regulation D promulgated under the Securities Act) and satisfies such other investor suitability requirements as may be determined by the Board in its discretion. All references in this Agreement to a “Standby Purchaser” shall mean such Standby Purchaser and each permitted designee of such Standby Purchaser.

Section 15. Miscellaneous.

(a) Except for permitted designees pursuant to Section 14, no person other than the Company or the Standby Purchaser shall be entitled to rely on and/or have the benefit of, as a third party beneficiary or under any other theory, any of the representations, warranties, agreements, covenants or other provisions of this Agreement.

(b) The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.

(c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.

(d) Except for permitted designees pursuant to Section 14, no Standby Purchaser may assign this Agreement or any of its rights hereunder without the Company’s prior written consent.

(e) Each party to this Agreement shall pay his, her or its own costs, taxes, fees and expenses (including attorney fees) incurred in connection with the Rights Offering, the Standby Offering and the other transactions contemplated by this Agreement.

[ Signature Page Follows ]

IN WITNESS WHEREOF, the Standby Purchaser has executed this Agreement on and as of the date first set forth above.

STANDBY PURCHASER:	STANDBY PURCHASER:
AO PARTNERS, LLC	FARNAM STREET CAPITAL, INC.

By:	/s/ Nick Swenson	By:	/s/ Ray Cabillot
Name:	Nick Swenson	Name:	Ray Cabillot
Title:	Managing Member	Title:	CEO
Address for Notices:	Address for Notices:
3033 Excelsior Blvd.	3033 Excelsior Blvd.
Suite 560	Suite 320
Minneapolis, MN 55416	Minneapolis, MN 55416

ACCEPTED AND AGREED:
PRO-DEX, INC.

By:	/s/ Harold A. Hurwitz
Harold A. Hurwitz
Chief Executive Officer